Exhibit 21.1

SUBSIDIARIES

	Jurisdiction of	Percentage of	Nature of
Name	Incorporation	Ownership	Ownership

Vast Glory Holdings Limited	British Virgin Islands	100%	Direct

HK Food Logistics, Limited	Hong Kong	100%	Indirect

Changchun Yaqiao Business	People’s Republic	100%	Indirect
Consulting Co., Ltd	of China